Exhibit 21.1 Subsidiaries of AbCellera Biologics Inc.* Name Jurisdiction of Incorporation or Organization AbCellera Australia Pty Ltd. Australia AbCellera Properties GP Inc. Canada AbCellera Properties Columbia GP Inc. Canada AbCellera Properties Evans GP Inc. Canada AbCellera US Holdings Inc. Delaware Biologiques AbCellera Quebec Inc. Canada Lineage Biosciences Inc. Delaware Trianni Inc. Delaware * Includes subsidiaries that do not fall under the definition of “significant subsidiary” as defined under Rule 1- 02(w) of Regulation S-X.